UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2010

GURATA GOLD, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52796	71-1046926
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

5927 Balfour Court, Suite 112, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 760.585.1900

11730 NE 107th Place, Kirkland, WA, USA
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

In pursuant of additional opportunities to enhance shareholder value, the company has signed an agreement with Paul J. Artzer, inventor of the Artzer Z-Panel™, to acquire the worldwide exclusive rights to manufacture and distribute the Artzer Z-Panel™.

The company will, pending a formal change of name, do business as Forza Environmental Building Products. The company intends to provide environmentally sound, energy-efficient materials for safe, sustainable shelter to disaster replacement housing projects around the world.

Paul Artzer invented and continues to improve the Artzer Z-Panel™, recognized around the world as the industry standard in structural concrete insulated panels. These panels are earthquake resistant, resistant to hurricane and cyclonic force winds, fire resistant, resistant to water and mold damage, and termite proof. Mr. Artzer will assume the new post as Vice President of Research and Development. In acquiring the exclusive rights to the Artzer Z-Panel™, Gurata d/b/a Forza Environmental Building Products intends to position itself to become the leader in disaster replacement and resistant housing materials.

Item 5.02 Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

Effective April 29, 2010, Shaun Davis resigned as president, secretary, treasurer, chief executive officer, chief financial officer and as a director of our company. As a result of the resignation of Mr. Davis, we appointed Charles Thompson Slay as president, secretary, chief executive officer, chief financial officer and as a director of our company.

Charles Thompson Slay has over thirty years experience in corporate management, business partnerships and organizational expansions in the United States and various foreign countries. Mr. Slay was the international operations manager for Ryland Trading, Ltd., a division of The Ryland Group, where he initiated joint ventures and introduced panelized system building on a global scale. He was the vice president of construction operations for Port Liberte, a $900,000,000 development in the shadow of the Statue of Liberty.

As the director general of Construction Project Management Oversight, SA., Mr. Slay acted as the country manager for Wheeling International, Fuller International Development, and American Homes, SA de CV in Mexico.

Mr. Slay also served as vice president of the US/Mexico Chamber of Commerce and has been involved in various civic organizations.

Subsequently, on May 10, 2010, Mr. Slay resigned as our Chief Financial Officer and Michael Lee was appointed as our Chief Financial Officer.

Starting with Bell Atlantic Corporation as an audit manager in 1990, Michael Lee rose swiftly through the ranks to Controller, Financial Operations Manager, and finally Chief Financial Officer of the National Telecommunications Alliance for Bell Atlantic in 1996. Along the way, he administered employee benefits; was responsible for the budgeting and implementation of all accounting methods, procedures and systems for the new Bell Atlantic Long Distance Telephone subsidiary; and developed banking and investor relationships. Mike was with the company from revenues of $0.00 until the sale of the NTA to SAIC for $700 Million. Subsequently, as Vice President of Finance for e.spire Communications, Michael oversaw three private placements and a secondary equity offering with Goldman Sachs. He managed all SEC and IRS reporting and filings for the company. Mike left Virginia in 2002 to start his own CPA firm in Carlsbad, California after a period as Chief Financial Officer for Software AG where he revamped the financial systems and oversaw the financial structuring of three software company mergers totaling $28,000,000.

Mike received his M. S., Taxation and a B. S., in Accounting and Business, from the University of Baltimore. He is a certified Public Accountant in Maryland and California and received his Employee Benefits Certification from the Wharton School of Business, University of Pennsylvania.

Michael Lee is an experienced Chief Financial Officer with a record of success in strategic financial planning/forecasting, business development, equity and debt offerings, venture capital, mergers and acquisitions, road shows, operations, construction, cost reduction, financial analysis, regulatory compliance, and reporting, and auditing.

Our board of directors now consists of Charles Thompson Slay. There have been no transactions between our company and Mr. Slay since the company’s last fiscal year which would be required to be reported herein.

Item 9.01 Financial Statements and Exhibits

10.1	Executive Employment Agreement with Paul J. Artzer, dated May 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURATA GOLD, INC.

/s/ Charles Thompson Slay
Charles Thompson Slay
President and Director
Date: June 24, 2010